Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the ordinary shares, par value NIS 1.00 per share, of Medigus Ltd., a company organized under the laws of Israel. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

August 27, 2018	L.I.A. Pure Capital Ltd

	By:	/s/ Kfir Silberman
		Name:	Kfir Silberman
		Title:	Chairman and Chief Executive Officer

/s/ Kfir Silberman
Kfir Silberman

/s/ Eli Cohen
Eli Cohen

/s/ Benad Goldwasser
Benad Goldwasser

/s/ Ronen Rosenbloom
Ronen Rosenbloom

/s/ Eli Yoresh
Eli Yoresh